Exhibit 99.2

Express Scripts Reports 35% Increase in Diluted Earnings Per Share;
Cash flow from operations of $94 million

ST.   LOUIS, April 23 2003—Express Scripts, Inc. (Nasdaq: ESRX) announced net income of $58.6 million, or $0.74 per diluted share for the first quarter, an increase of 35 percent over the same quarter of 2002. The first quarter earnings include a change in accounting principle relating to the adoption of FAS 143, “Accounting for Asset Retirement Obligations,” which reduced net income by $1.0 million, or $0.01 per diluted share.

        Express Scripts generated $94.4 million of cash flow from operations in the first quarter compared with $24.8 million in the same quarter last year. During the quarter, the Company prepaid $25.0 million of debt.

        “We are pleased by our strong start in 2003 and outlook for continued growth in the future,” stated Barrett Toan, chairman and chief executive officer. “As spending on prescription drugs continues to grow, our mission becomes even more important, which is to make the use of prescription drugs safer and much more affordable. During the quarter, we significantly increased the utilization of generic drugs and our mail pharmacy services, both of which save our clients and members money and contribute to Express Scripts’ profitability. This win-win proposition is at the heart of our business model in which we improve our profits as we make prescription drugs more affordable.”

Strong Operating Results

        Express Scripts’ first quarter results demonstrate how the Company makes prescription drugs much more affordable. Utilization of generic drugs reached an all-time high of approximately 47 percent, mail claims as a percentage of total adjusted claims grew to 19 percent, while the increased use of three-tier co-payments and other plan design changes helped clients save on prescription drugs.

        Revenues for the first quarter of 2003 were $3.2 billion, a 26 percent increase over $2.6 billion for the same quarter last year. This year-to-year increase is due primarily to the acquisition of National Prescription Administrators, Inc. (“NPA”) in April 2002, higher rates of utilization of prescription drugs by members and drug price inflation.

        Mail pharmacy prescriptions increased to 7.4 million during the first quarter of 2003, a 23 percent increase compared with the same quarter last year. In addition, specialty distribution claims in the first quarter increased to 0.9 million, a 33 percent increase over last year’s first quarter. Network pharmacy claims processed in the first quarter were 96.7 million, a 21 percent increase over the first quarter of 2002.

        During the quarter, Express Scripts published a seven-point client pledge and a set of pharmacy benefit management principles. “As we enter an era of increased business accountability, the Express Scripts Client Pledge manifests our open and sustainable business model and reiterates for our clients and their members that we are unequivocally on their side in making the use of prescription drugs safer and much more affordable,” said Toan. “Express Scripts’ business model aligns our interests with those of our clients, and drives out conflicts of interest.”

        As indicated in Express Scripts’ business principles, the Company has been phasing out pharmaceutical manufacturer support of drug-specific therapy substitution programs, and funding for these programs will be fully phased out by October 1, 2003. As a result, lower funding from pharmaceutical manufacturers during the first quarter of 2003 reduced revenue and gross profit by approximately $6 million. Also during the first quarter of 2003, Express Scripts recorded a non-recurring reduction in revenue and gross profit of $15 million relating to certain pharmaceutical manufacturer funds.

        Gross profit for the first quarter was $209.6 million, a 20 percent increase over $174.7 million for the same quarter last year. Operating income for the first quarter was $107.8 million, a 38 percent increase over $78.3 million for the first quarter of 2002.

        The change in accounting principle relates to the adoption of FAS 143, “Accounting for Asset Retirement Obligations” and resulted in a reduction to net income of $1.0 million, or $0.01 per diluted share. FAS 143 addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs, which for Express Scripts relates to lease termination provisions.

2003 and 2004 Earnings Guidance

        The Company believes its 2003 diluted earnings per share will be between $3.15 and $3.20. In addition, the Company believes its 2004 earnings will increase 20 percent to 25 percent over 2003. “Our earnings guidance for 2003 and 2004 reflects our strong business fundamentals,” added Toan. “Compelling demographic and economic forces, such as increased generic utilization, growth in mail pharmacy services and specialty distribution, point to our continued strong growth as we offer sophisticated clinical tools and efficient mail pharmacies that will help our clients reduce their drug trend.”

Tempe, Arizona Mail Pharmacy Expansion Completed

        Express Scripts’ 5-year contract with the U.S. Department of Defense under the TRICARE Management Activity to provide mail pharmacy services to nearly 9 million beneficiaries began in March 2003. To support this contract and other mail growth, the Company built a new facility in Tempe, Arizona to accommodate the additional workforce and the equipment for pharmacy and mail order fulfillment. In addition, the Company purchased approximately $50 million of additional inventory during the first quarter.

Other Matters

        The Securities and Exchange Commission (“SEC”) previously announced plans to review prior filings of each of the Fortune 500 companies. The Company previously announced it had received a comment letter from the SEC with respect to its Annual Report on Form 10-K for 2001 and subsequent quarterly reports on Form 10-Q. Most issues raised by the SEC relate to disclosure and reclassification matters, including whether the pharmacy benefit management (“PBM”) business should be comprised of two separate segments or a single segment representing an integrated product. None of these issues would affect Express Scripts’ consolidated results of operations, which include gross profit and net income, or the consolidated balance sheet and consolidated statement of cash flows. An additional issue raised in the SEC comment letter is whether the Company should include in revenue co-payments paid by clients’ members to retail network pharmacies with respect to prescriptions filled in one of the Company’s retail networks. Express Scripts does not include such co-payments in revenue or cost of revenue. If the Company is required to include retail co-payments in revenue and cost of revenue, it would result in an increase in reported revenue and cost of revenue for the first quarter of 2003 and 2002 of approximately 23 percent to 29 percent (excluding member co-payments on plans wherein the Company does not include ingredient costs in revenue). Thus, Express Scripts’ consolidated results of operations, which include gross profit and net income, and the consolidated balance sheet and consolidated statement of cash flows would not be affected. The Company is in discussions with the SEC about the issues raised in the comment letter.

Express Scripts Climbs in National Rankings

        Express Scripts was ranked 147 in Fortune Magazine’s Fortune 500 list, which was published this month. The ranking, which is based on revenues, was a significant increase over last year’s position of 210. In addition, in the “Street Life” column, the inaugural Street Life Fortune 500 Awards were announced. Express Scripts won the Best Overall Performance by a Company. In 18 performance categories, including profitability, revenue growth and efficiency, Express Scripts appears seven times, more than any other Fortune 500 member.

        The Wall Street Journal published its annual “Shareholder Scorecard” in March 2003. Express Scripts ranked 36th among the 50 American companies that have produced the greatest shareholder value over the past ten years, delivering a 28 percent average annual return to its stockholders.

        Express Scripts, Inc. is one of the largest PBM companies in North America providing PBM services to over 50 million members through facilities in eight states and Canada. Express Scripts serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

        Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services and informed decision counseling services through its Express Health Line SM division. The Company also provides distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary and sample accountability services through its Phoenix subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

        This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:

  risks associated with our acquisition of NPA, including integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses risks associated with our ability to maintain growth rates, or to control operating or capital costs continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers competition in the PBM industry, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers adverse results in regulatory matters, the adoption of new legislation or regulations, more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations (including, without limitation, compliance guidance expected to be issued by the Office of Inspector General of CMS relating to the Federal Medicare/Medicaid Anti-Kickback Statute).
  increased compliance risks relating to our contracts with the Department of Defense Tricare Plan and various state governments risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston and other regulatory agencies the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers adverse results in litigation, including a number of purported class action cases challenging aspects of our business practices risks associated with the use and protection of the intellectual property we use in our business risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements risks associated with our ability to continue to develop new products, services and delivery channels general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs uncertainties regarding the implementation and the ultimate terms of proposed government initiatives, including a Medicare prescription drug benefit increase in credit risk relative to our clients due to adverse economic trends risks associated with our inability to attract and retain qualified personnel other risks described from time to time in our filings with The Securities and Exchange Commission

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

EXPRESS SCRIPTS, INC.

Unaudited Consolidated Statement of Operations
(in thousands, except per share data)

	Three months ended March 31,
	2003	2002

Revenues	$3,223,981	$2,551,022
Cost of revenues	3,014,368	2,376,365

Gross profit (1)	209,613	174,657
Selling, general and administrative (1)	101,786	96,387

Operating income	107,827	78,270

Other (expense) income :
Undistributed loss from joint venture	(1,539)	(1,037)
Interest income	868	1,060
Interest expense	(10,702)	(8,128)

	(11,373)	(8,105)

Income before income taxes	96,454	70,165
Provision for income taxes	36,805	26,196

Income before change in accounting principle	59,649	43,969
Cumulative effect of change in accounting principle,	(1,028)	-
net of taxes

Net income	$58,621	$43,969

Basic earnings per share :
Before cumulative change in accounting principle	$0.77	0.57
Cumulative effect of change in accounting principle	(0.01)	-

Net income	$0.76	$0.57

Weighted average number of common shares
outstanding during the period - basic	77,547	77,686

Diluted earnings per share :
Before cumulative change in accounting principle	$0.75	$0.55
Cumulative effect of change in accounting principle	(0.01)	-

Net income	$0.74	$0.55

Weighted average number of common shares
outstanding during the period - diluted	79,075	79,575

EBITDA (2)	$120,990	$106,423

See Notes to Unaudited Consolidated Statement of Operations

EXPRESS SCRIPTS, INC.

Notes to Unaudited Consolidated Statement of Operations
(in thousands)

General

During 2002, we early adopted EITF No. 02-16, “Accounting by a Reseller for Cash Consideration Received from a Vendor.” EITF 02-16 requires any consideration received from a vendor to be characterized as a reduction of cost of revenues. Therefore, revenues for the three months ended March 31, 2002 have been reduced by $198,048. Cost of revenues have been reduced by the same amount. These amounts represent the gross amount of rebates and administrative fees received from pharmaceutical manufacturers for collecting, processing and reporting drug utilization data, for monitoring formulary compliance, and for calculating and distributing rebates to those of our clients for whom our PBM services includes the claim processing function. Our client’s portion, a majority of such amounts, will continue to be classified as a reduction of revenues. Our consolidated gross profit was not impacted as a result of this adoption.

(1)   Includes depreciation and amortization expense of:

	3 months ended March 31,
	2003	2002
Gross profit	$5,146	$6,182
Selling, general and administrative	$8,017	$21,971

(2)   The following is a reconciliation of EBITDA to net cash provided by operating activities as the Company believes it is the most directly comparable measure calculated under Generally Accepted Accounting Principles:

	3 months ended March 31,
	2003	2002

Operating income	$107,827	$78,270
Depreciation and amortization	13,163	28,153 *

EBITDA	120,990	106,423
Current income taxes	(30,850)	(22,121)
Interest expense less amortization	(9,116)	(6,579)
Undistributed loss from joint venture	(1,539)	(1,037)
Other adjustments to reconcile net income
to net cash provided by operating activities	14,951	(51,887)

Net cash provided by operating activities	$94,436	$24,799

* Includes additional depreciation of approximately $14,000 resulting from shortening estimated useful lives on certain assets associated with legacy information systems.

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company’s ability to service indebtedness and is frequently used to evaluate a company’s performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

EXPRESS SCRIPTS, INC.

Unaudited Consolidated Balance Sheet
(in thousands)

	March 31, 2003	December 31, 2002

ASSETS
Current assets
Cash and cash equivalents	$256,541	$190,654
Receivables, net	1,020,219	988,544
Inventories	197,251	160,483
Other current assets	67,062	54,140

Total current assets	1,541,073	1,393,821
Property and equipment, net	170,011	168,973
Goodwill, net	1,379,489	1,378,436
Other intangible assets, net	247,506	251,111
Other assets	16,208	14,651

Total assets	$3,354,287	$3,206,992

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Claims and rebate payable	$1,231,241	$1,084,906
Other current liabilities	409,779	455,601
Current maturities of long term debt	0	3,250

Total current liabilities	1,641,020	1,543,757
Long-term debt	540,729	562,556
Other long-term liabilities	104,259	97,824

Total liabilities	2,286,008	2,204,137
Total stockholders' equity	1,068,279	1,002,855

Total liabilities and stockholders' equity	$3,354,287	$3,206,992

EXPRESS SCRIPTS, INC.

Unaudited Condensed Consolidated Statement of Cash Flows
(in thousands)

	3 months ended March 31,
	2003	2002

Cash flow from operating activities:
Net income	$58,621	$43,969
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	13,163	28,153
Other	22,652	(47,323)

Net cash provided by operating activities	94,436	24,799

Cash flows from investing and financing
activities:
Purchases of property and equipment	(9,195)	(9,262)
Acquisitions and joint venture	2,804	(32,934)
Treasury stock acquired	-	(13,598)
Repayment of long-term debt	(25,000)	-
Other	2,842	11,964

Net cash used in investing and
financing activities	(28,549)	(43,830)

Net increase (decrease) in cash and
cash equivalents	65,887	(19,031)
Cash and cash equivalents at beginning
of period	190,654	177,715

Cash and cash equivalents at end
of period	$256,541	$158,684

EXPRESS SCRIPTS, INC.

Table 1
Unaudited Operating Statistics
(in thousands, except per claim)

	3 months ended 03/31/2003		3 months ended 12/31/2002	3 months ended 09/30/2002	3 months ended 06/30/2002	3 months ended 03/31/2002
Revenue Detail
Network revenues	$2,188,208		$2,314,967	$2,180,451	$2,180,888	$1,747,555
Mail revenues	961,273		976,268	941,259	921,383	758,151
Services revenues	18,811		24,500	22,150	22,997	16,447

PBM revenues	3,168,292	(1)	3,315,735	3,143,860	3,125,268	2,522,153

Services revenues	27,793		27,071	24,432	23,494	17,270
Other revenues	27,896		21,703	19,166	18,762	11,599

Non-PBM revenues	55,689		48,774	43,598	42,256	28,869

Total revenues (2)	$3,223,981		3,364,509	$3,187,458	$3,167,524	$2,551,022

Per Claim
Network revenue/claim	$22.64	(1)	$24.55	$24.54	$23.81	21.81
Mail revenue/claim	$129.36		$136.96	$133.78	$132.25	125.54

Claims Detail
Network (3)	96,667		94,289	88,869	91,610	80,112
SDS	889		863	794	759	666
Mail	7,431		7,128	7,036	6,967	6,039

Total claims	104,987		102,280	96,699	99,336	86,817

Adjusted claims (4)	119,849		116,536	110,771	113,270	98,895

Margin Analysis
Gross profit margin	6.5%		6.7%	6.6%	6.7%	6.8%
EBITDA margin	3.8%		3.6%	3.5%	3.6%	4.2%

Per Adjusted Claim
Gross Profit	$1.75	(5)	$1.93	$1.91	$1.87	$1.77
EBITDA	$1.01	(5)	$1.05	$1.00	$1.00	$1.08

See Notes to Unaudited Operating Statistics

Selected Ratio Analysis
Table 2

	As of 03/31/2003	As of 12/31/2002	As of 09/30/2002	As of 06/30/2002	As of 03/31/2002
Debt to EBITDA ratio (6)	1.2x	1.2x	1.5x	1.8x	1.0x
EBITDA interest coverage (7)	10.5x	10.7x	10.5x	10.6x	10.5x
Operating cash flow interest coverage (8)	11.1x	10.1x	10.1x	10.5x	7.7x
Debt to capitalization (9)	33.6%	36.1%	39.0%	42.8%	28.3%

EXPRESS SCRIPTS, INC.

Notes

Unaudited Operating Statistics

(1)   The increased utilization of generic drugs, plan design changes implemented by clients resulting in higher member co-payments (Express Scripts excludes member co-payments to retail network pharmacies from revenues and cost of revenues), the availability of Claritin over-the- counter, and a non-recurring reduction in revenue for certain pharmaceutical manufacturer funds, together reduced revenues by approximately $150 million in the first quarter of 2003. In addition, a higher mix of clients for which the Company records only an administrative fee as revenue resulted in approximately $100 million of ingredient costs that were not included as revenue in the first quarter.

(2)   As previously discussed, we early adopted EITF No. 02-16 during 2002. As a result, revenues and cost of revenues have been reduced by the gross amount of rebates and administrative fees received from pharmaceutical manufacturers for collecting, processing and reporting drug utilization data, for monitoring formulary compliance, and for calculating and distributing rebates to those of our clients for whom our PBM services includes the claims processing function. Our client’s portion, a majority of such amounts, will continue to be classified as a reduction of revenue. The amount of the reduction in revenues and cost of revenues for each period presented in 2002 is as follows (in thousands):

3 months ended 12/31/2002	3 months ended 09/30/2002	3 months ended 06/30/2002	3 months ended 03/31/2002
$244,970	$238,740	$235,113	$198,048

(3)   Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(4)   Adjusted claims represent network claims and specialty distribution claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day scripts and network claims are generally 30 day scripts.

(5)   Gross profit and EBITDA per adjusted claim were impacted by:

Q1 2003 - Express Scripts recorded a non-recurring reduction in revenue and gross profit of $15 million for certain pharmaceutical manufacturer funds.

Q1 2002 - An elimination of a contract pricing reserve, which was previously disclosed, resulted in an increase in gross profit and EBITDA of $15 million

(6)   Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(7)   Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.

(8)   Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended.

(9)   Represents debt divided by the total of debt and stockholders equity.